Exhibit 4.02

                     ESSENTIAL INNOVATIONS TECHNOLOGY CORP.


              DESIGNATION OF RIGHTS, PRIVILEGES AND PREFERENCES OF
                            SERIES A PREFERRED STOCK


         Pursuant to the provisions of Nevada Revised Statutes, Section 78.195, et seq, the undersigned corporation, Essential Innovations Technology Corp (the "Corporation"), hereby adopts the following Designation of Rights, Privileges and Preferences of Series A Preferred Stock (the "Designation"):

         FIRST: The name of the Corporation is Essential Innovations Technology Corp.

         SECOND: The following resolution establishing a series of preferred stock designated as the "Series A Preferred Stock" consisting of 400,000 shares in connection with purchase of Media Credits, as fully described in that certain Media Transfer and Stock Purchase Agreement dated February 14, 2003 (the "Media Credit Agreement"), was duly adopted by the board of directors of the Corporation on _________ __, 2003, in accordance with the articles of incorporation of the Corporation and the corporation laws of the state of
Nevada:

         RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the "Series A Preferred Stock" consisting of an aggregate dollar value of one million five hundred thousand dollars ($1,500,000) or four hundred thousand (400,000) shares using the Series A Purchase Price defined below. The preferences, limitations and relative rights of the Series A Preferred Stock are as set forth below:

         1. Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of other preferred stock, if any, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $3.75, which is 75% of the stated price of shares registered pursuant to a Securities Act of 1933 Registration Statement on Form SB-2 to be filed ("Series A Purchase Price"). If such SB-2 share price is changed for whatever reason, so that 75% of the offering price on Form SB-2 no longer equals $3.75, the liquidation value of the Series A Preferred Stock shall be adjusted to remain at a stated value of 75% of the common stock registered. If upon the occurrence of such liquidation, dissolution or winding up event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of other preferred stock, if any, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                  (b) Upon the completion of the distribution required by subsection 1(a) above and any other distribution that may be required with respect to other preferred stock, if any, the remaining assets of the Corporation available for distribution to stockholders shall be distributed as follows: among the holders of the Series A Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock).

                  (c) For purposes of this subsection (c), a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

                  (d) In any of the events specified in (c) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                           (i) Securities not subject to investment letter or
                  other similar restrictions on free marketability:

                                    (1) If traded on a securities exchange or
                           the Nasdaq National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing;

                                    (2) If actively traded over-the-counter, the
                           value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three days prior to the closing; and

                                    (3) If there is no active public market, the
                           value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                           (ii) The method of valuation of securities subject to
                  investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then-outstanding shares of Preferred Stock.

                           (iii) In the event the requirements of subsection
                  1(d) are not complied with, the Corporation shall forthwith either:

                                    (1) cause such closing to be postponed until
                           such time as the requirements of this section 1 have been complied with; or

                                    (2) cancel such transaction, in which event
                           the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 1(d)(iv) hereof.

                           (iv) The Corporation shall give each holder of record
                  of Series A Preferred Stock written notice of such impending transaction not later than 20 days prior to the stockholders' meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this subsection 1(d)(iv), and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then-outstanding shares of such Preferred Stock.

         2. Redemption.

                  (a) Corporation Initiated Redemption. The Corporation may redeem all or a portion of the then-outstanding shares of Series A Preferred Stock at one cent ($0.01) per share (the "Redemption Price"), if any of the following events occur:

                           (i) The media represented by the Media Credits
                  conveyed by the Media Provider (as defined in the Media Credit Agreement) to the Corporation are not honored by the applicable Media Company (as defined in the Media Credit Agreement);

                           (ii) A Media Company fails to provide the media after
                  an order for such media has been placed; or

                           (iii) Any Media Credits remain unused after the
                  expiration of the term of the Media Credits conveyed by the Media Provider to the Corporation.

         The number of shares of Series A Preferred Stock to be redeemed shall be calculated by determining the percentage of the Media Credits that are not honored, not provided, or not used as described in subsections
         (i) through (iii) above and then determining an equivalent percentage of the 400,000 shares of Series A Preferred Stock.

                  (b) Notice for Corporation Initiated Redemption. With respect to a redemption of Series A Preferred Stock initiated by the Corporation, at least five days' prior written notice by certified or registered mail, postage prepaid, shall be given to the holders of record of the Series A Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at the address of such holder given to the Corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Corporation is located. Such notice shall state (i) the event causing the redemption, (ii) the date on which such shares shall be redeemed (the "Corporation Redemption Date"), and (iii) the date of termination of the right to convert (which date shall not be earlier than five days and not later than 60 days after the above written notice by mail has been given) and shall call upon each such holder to surrender to the Corporation on said date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On or after the Corporation Redemption Date stated in such notice, the holder of each share of Series A Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price for the shares of Series A Preferred Stock surrendered. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the Corporation Redemption Date funds necessary for the redemption shall be available therefor, then, as to any certificates evidencing any Series A Preferred Stock so called for redemption and not surrendered, all rights of the holders of such shares so called for redemption and not surrendered shall cease with respect to such shares, except only the right of the holders to receive the Redemption Price for such shares of Series A Preferred Stock that they hold, without interest, upon surrender of their certificates therefor.

         3. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into one share of Common Stock upon the later of either 18 months following the Issuance Date, or at the time in effect for such share immediately upon (except as provided below in subsection 3(b)) the Corporation's sale of its Common Stock in a public offering pursuant to a registration statement under the Securities Act of 1933, as amended, and that results in aggregate net cash proceeds to the Corporation of at least $10,000,000 (net of underwriting discounts and commissions).

                  (b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall receive a written notice by the Corporation instructing the holder to surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, within three trading days thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  (c) Reorganization or Merger. In case of any reorganization or any reclassification of the capital stock of the Corporation, or any consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale or transfer of all or substantially all of the assets of the Corporation to any other person, then, as part of such reorganization, consolidation, merger or transfer, if the holders of shares of Common Stock receive any publicly traded securities as part or all of the consideration for such reorganization, consolidation, merger or sale, then it will be a condition precedent of any such event or transaction that provision will be made such that each Preferred Share will thereafter be converted into such new securities at a conversion price and pricing formula that places the holders of Preferred Stock in an economically equivalent position as such holders would have been if not for such event. In addition to the foregoing, if the holders of shares of Common Stock receive any nonpublicly traded securities or other property or cash as part or all of the consideration for such reorganization, consolidation, merger or sale, then the Preferred Stock will be deemed to have converted immediately prior to the record date for such distribution and will be entitled to receive such distribution as if such Preferred Stock had been converted prior to the record date.

                  (d) No Impairment. The Corporation will not, by amendment of its articles of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of these designations and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

                  (e) No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall, at the Corporation's option, be rounded to the nearest whole share (with one-half being rounded upward) or pay the holder otherwise entitled to such a fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the board of directors of the Corporation).

                  (f) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof that are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (g) Reservation of Stock Issuable upon Conversion. The Corporation shall, at all times, reserve and keep available out of its authorized but unissued shares of Common Stock 400,000 shares, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation's articles of incorporation.

                  (h) Notices. Any notice required by the provisions of these designations to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the holder's address appearing on the books of the Corporation.

         4. Voting Rights. The holder of each share of Series A Preferred Stock shall have no right to vote, except as may be required by Nevada law, on matters submitted to the holders of the Corporation's Common Stock. Subject to the rights of any series of Preferred Stock that may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 50% of the then-outstanding shares of Series A Preferred Stock, voting together as a single voting group, alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to adversely affect the shares of such series, provided that a transaction resulting in a change of control of the Corporation, in and of itself, shall not be deemed to adversely affect such shares.

         5. Status of Redeemed or Converted Stock. In the event any shares of Series A Preferred Stock shall be redeemed or converted pursuant to these designations, the shares so redeemed or converted shall be canceled and shall not be issuable by the Corporation. The articles of incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

         The foregoing Designation of Rights, Privileges and Preferences of Series A Preferred Stock of the Corporation has been executed this _____ day of _____, 2003.

                                          ESSENTIAL INNOVATIONS TECHNOLOGY CORP.


                                          By
                                            ------------------------------------
                                             Jason McDiarmid, President